Exhibit 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

															Pro		Pro
															Forma		Forma
															Six Months		Year
											Six Months Ended				Ended		Ended
	Year Ended December 31,										June 30,				June 30,		December 31,
	2002		2003		2004		2005		2006		2006		2007		2007		2006
Earnings
Income from continuing operations before provision for income taxes and extraordinary item	$171,488		$225,616		$266,428		$310,920		$278,161		$178,788		$175,752		$ 63,358		$117,682
Interest and amortization of deferred finance costs	59,960		68,192		75,256		94,613		102,299		45,657		61,559		363,042		710,601
Amortization of capitalized interest	287		370		433		494		567		233		314		362		642
Implicit rental interest expense	12,539		16,270		19,247		21,803		24,276		11,657		13,560		29,222		53,480

Total Earnings	$244,274		$310,448		$361,364		$427,830		$405,303		$236,335		$251,185		$455,984		$882,405

Fixed Charges
Interest and amortization of deferred finance costs	$59,960		$68,192		$75,256		$94,613		$102,299		$45,657		$61,559		$363,042		$710,601
Capitalized interest	3,500		2,300		2,131		2,144		2,955		1,306		2,092		8,860		8,190
Implicit rental interest expense	12,539		16,270		19,247		21,803		24,276		11,657		13,560		29,222		53,480

Total fixed charges	$75,999		$86,762		$96,634		$118,560		$129,530		$58,620		$77,211		$401,124		$772,271

Ratio of earnings to fixed charges	3.21	x	3.58	x	3.74	x	3.61	x	3.13	x	4.03	x	3.25	x	1.14	x	1.14	x